Exhibit 99.1

OLIN CORPORATION
BENEFIT PLAN REVIEW COMMITTEE

Unanimous Written Consent

The undersigned, being all of the members of the Olin Corporation Benefit Plan Review Committee (the “Committee”), acting by unanimous written consent in lieu of formal meeting of the Committee, pursuant to its charter, hereby consent to the adoption of the resolutions specified below.

RESOLVED, that, effective as of January 1, 2018, the Committee hereby designates Olin/K.A. Steel Chemicals, Inc. as a participating employer under the Olin Corporation Supplemental Contributing Employee Ownership Plan.

RESOLVED, that the Committee hereby amends the Olin Corporation Supplemental Contributing Employee Ownership Plan as provided in the attached Exhibit A.

RESOLVED further, that any Committee Member be, and each of them hereby is, authorized to execute and deliver, in the name and on behalf of the Committee, all such Plan documentation (including Plan amendments), contracts, agreements, certificates, documents, notices and other instruments, with such terms and conditions, and take such other action, as the person so acting deems necessary or appropriate to carry out the intent of the foregoing resolution.

[Signatures on Next Page]

APPROVED:

/s/ E. A. Blanchard
E. A. Blanchard

/s/ S. C. Curley
S. C. Curley

/s/ D.J. Ennico
D. J. Ennico

/s/ D.M. Frye
D. M. Frye

Being all of the members of the Benefit
Plan Review Committee of Olin Corporation.

Date: December 8, 2017

EXHIBIT A

BENEFIT PLAN REVIEW COMMITTEE OF OLIN CORPORATION

AMENDMENT TO THE OLIN CORPORATION SUPPLEMENTAL CONTRIBUTING EMPLOYEE OWNERSHIP PLAN

Olin Corporation (the “Company”) currently maintains the Olin Corporation Supplemental Contributing Employee Ownership Plan (the “Plan”). The Company desires to amend the Plan as of January 1, 2018 in order to modify retirement contribution eligibility and make other conforming changes to match the qualified 401(k) plan. This amendment shall supersede the provisions of the Plan to the extent that those provisions are inconsistent with the provisions of this amendment.
Under the terms of the Plan, the Company reserves the right to amend the Plan. Pursuant to the authority of the Benefit Plan Review Committee of Olin Corporation (the “Committee”), effective as of January 1, 2018, the Committee consents to the amendment of the Plan in the following manner:

1.
Section 1.1(j) of the Plan (regarding the definition of Excess Company Matching Contributions) is amended by replacing “six percent (6%)” with “seven percent (7%)” wherever it appears in the first paragraph thereof.

2.	Section 1.1(l) of the Plan (regarding the definition of Excess Retirement Contributions) is amended by revising the last sentence of the first paragraph thereof to read as follows:

“Notwithstanding the preceding, effective only for Plan Years prior to the 2018 Plan Year, Excess Retirement Contributions shall not be made with respect to a SCEOP Participant who is a Dow Transferee.”

3.	Section 2.1 of the Plan is amended by deleting the parenthetical in the last sentence thereof.